Exhibit 16.2

June 12, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Packer Thomas, P.C. was previously principal accountant for Wastech, Inc., f/k/a Corporate Vision, Inc. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2002. Effective May 27, 2005, we resigned as principal accountants. We have read the Company's statements included under Item 4 of its Form 8-K dated May 27, 2005, and we agree with such statements.
Very Truly Yours,
Packer Thomas, P.C.